Exhibit 99.1

Apple Hospitality REIT Acquires the Motto by Hilton Nashville Downtown

RICHMOND, Va. (December 22, 2025) – Apple Hospitality REIT, Inc. (NYSE: APLE) (the “Company” or “Apple Hospitality”) today announced the opening and acquisition of the 260-room Motto by Hilton Nashville Downtown (the “Hotel”) for approximately $98.2 million, or $378,000 per key.

“We are pleased to expand our portfolio with the acquisition of the newly constructed, innovative Motto by Hilton Nashville Downtown and increase our exposure to the dynamic and vibrant Nashville market,” said Nelson Knight, President, Real Estate and Investments of Apple Hospitality. “Through our longstanding relationship with one of the industry’s leading and most trusted developers, we secured a fixed-price, take-out contract ahead of development, enabling us to acquire this Hotel at an attractive per-key price within market. The overarching demand trends in Nashville continue to be strong, with resilient leisure demand supported by a wealth of entertainment and sporting venues and strengthening business demand bolstered by the continued movement of both large and small corporates into Nashville’s business-friendly environment. This acquisition represents a new, complementary brand for our existing rooms-focused portfolio, and we are confident its appeal will further enhance its ideal location just a few blocks off Broadway and our ability to drive strong operating performance over the long term.”

The newly built Motto Nashville Downtown is located at 311 3rd Avenue S, Nashville, Tennessee, within walking distance of the Country Music Hall of Fame and Museum, Bridgestone Arena, Ryman Auditorium, and the Music City Center, as well as world-renowned music and entertainment venues, popular attractions along Broadway, and Riverfront Park. The Hotel serves as a launchpad to the city and is designed to flex to what works best for guests, including Motto’s signature Confirmed Connecting Room capabilities with the option to link up to six rooms at once. Nashville’s vibrant economy and strong tourism appeal offer a diverse variety of demand generators, including leisure, music and entertainment, sporting events, conventions, health care, manufacturing, technology and academic. According to data provided by STR for the trailing twelve months ended October 31, 2025, revenue per available room (“RevPAR”) for the Nashville CBD/Downtown submarket was approximately $211, approximately 110% above industry RevPAR as reported by STR and approximately 79% above the Company’s RevPAR for the same period.

Following the acquisition of the Motto Nashville Downtown, the Apple Hospitality hotel portfolio includes 217 hotels with 29,580 guest rooms geographically diversified throughout 37 states and the District of Columbia.

About Apple Hospitality REIT, Inc.

Apple Hospitality REIT, Inc. (NYSE: APLE) is a publicly traded real estate investment trust (“REIT”) that owns one of the largest and most diverse portfolios of upscale, rooms-focused hotels in the United States. Apple Hospitality’s portfolio consists of 217 hotels with approximately 29,600 guest rooms located in 84 markets throughout 37 states and the District of Columbia. Concentrated with industry-leading brands, the Company’s hotel portfolio consists of 96 Marriott-branded hotels, 115 Hilton-branded hotels, five Hyatt-branded hotels and one independent hotel. For more information, please visit www.applehospitalityreit.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are typically identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” “outlook,” “strategy,” and similar expressions that convey the uncertainty of future events or outcomes. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Such factors include, but are not limited to, the ability of the Company to effectively acquire and dispose of properties and redeploy proceeds; the anticipated timing and frequency of shareholder distributions; the ability of the Company to fund capital obligations; the ability of the Company to successfully integrate pending transactions and implement its operating strategy; changes in general political, economic and competitive conditions and specific market conditions (including the potential effects of tariffs, inflation or a recessionary environment); reduced business and leisure travel due to geopolitical uncertainty, including terrorism and acts of war; travel-related health concerns, including widespread outbreaks of infectious or contagious diseases in the U.S.; inclement weather conditions, including natural disasters such as hurricanes, earthquakes and wildfires; government shutdowns, airline strikes or equipment failures or other disruptions; adverse changes in the real estate and real estate capital markets; financing risks; changes in interest rates; litigation risks; regulatory proceedings or inquiries; and changes in laws or regulations or interpretations of current laws and regulations that impact the Company’s business, assets or classification as a REIT. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the results or conditions described in such statements or the objectives and plans of the Company will be achieved. In addition, the Company’s qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended. Readers should carefully review the risk factors described in the Company’s filings with the Securities and Exchange Commission, including but not limited to those discussed in the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Any forward-looking statement that the Company makes speaks only as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.

Contact:

Apple Hospitality REIT, Inc.

Kelly Clarke, Vice President, Investor Relations

804‐727‐6321

kclarke@applereit.com

For additional information or to receive press releases by email, visit www.applehospitalityreit.com.